Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 4 to Registration Statement No. 333-233877 on Form N-2 of our report dated December 10, 2019, relating to the statement of assets and liabilities of the DoubleLine Yield Opportunities Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent registered public accounting firm” in the Prospectus and “Independent registered public accounting firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

January 23, 2020